UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       October 22, 2003

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification No.)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:
(801) 345-6100

N/A
(Former name or former address, if changed since last report)

Item 5.       Other Events.

On October 22, 2003, Nu Skin Enterprises entered into an agreement to repurchase approximately 10.8 million shares of common stock from certain members of the company's original shareholder group. In a separate transaction, the same shareholder group has negotiated a private sale of approximately 6.2 million additional shares of common stock to third-party investors. Closing conditions are expected to be met and these transactions are expected to close within three business days.

The purchase price for the shares will be $12.95 per share, representing approximately a 6 percent discount to the closing price of $13.75 per share on Oct. 22, 2003. In addition, the company negotiated the conversion, on a 1-to-1 basis, of all shares of super-voting Class B common stock into the publicly traded shares of Class A common stock, which will be the only class of shares outstanding going forward. The Class B shares, held exclusively by the company’s original shareholder group, enjoy 10-to-1 voting rights, representing more than 90 percent of the voting power. Following these transactions, approximately 55 percent of the company’s outstanding economic and voting interests will be publicly held, with the original shareholder group retaining approximately 45 percent.

The selling shareholders also agreed to restrictions preventing them from selling any of their remaining shares on the open market for two years. During the two-year selling restriction period, the company will have the right to purchase additional shares from the selling shareholders up to 30 percent of the total number of shares sold to the company and third-party investors at a similar discount to market. At the expiration of the two-year period, the shareholders have agreed to limit the number of shares they can sell on the open market.

The company anticipates that the share repurchase will reduce the diluted weighted-average shares outstanding from 82 million for the third quarter of 2003 to approximately 75 million for the fourth quarter, and to approximately 71 million beginning with the first quarter of 2004. The company will finance its portion of the transaction with $45 million from existing cash balances, approximately $20 million from its revolving credit facility and $75 million in new long-term debt. The long-term debt will be U.S. dollar denominated, bear interest of approximately 4.5 percent per annum, and be amortized over five to seven years. Following this transaction, the company will have approximately $100 million of cash on its balance sheet and approximately $162 million in long-term debt.

The company has also agreed to file a registration statement for the resale of the shares purchased by the third-party investors from the original shareholder group.

The terms and conditions of the repurchase by the company were approved by a special committee of the company’s board of directors comprised solely of independent directors. The special committee engaged independent financial and legal advisors in connection with the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC.
(Registrant)

/s/  Ritch N. Wood
Ritch N. Wood
Chief Financial Officer

Date: October 23, 2003